Exhibit 99.1

Vermillion, Inc. Announces

Rebranding and Company Name Change to

Aspira Women’s Health Inc.

AUSTIN, Texas — June 11, 2020 — Vermillion, Inc. (Nasdaq: VRML), a bioanalytical-based women’s health company focused on ovarian cancer risk assessment, today announced a major rebranding to reflect the company’s continuing evolution towards becoming a comprehensive gynecologic health company, including a corporate name change to Aspira Women’s Health Inc effective today, June 11, 2020. The company’s common stock will trade on the Nasdaq Stock Market under the new ticker symbol “AWH” effective June 12, 2020.

Over the past 12 months, Aspira Women’s Health has established its foundation as the market leader for ovarian cancer risk assessment while beginning product development to expand into large benign gynecologic disease markets.  The company’s goal is to serve the large pelvic mass market, 20 million women in the US, and 200 million women worldwide, with proprietary products throughout the entire patient lifecycle.  The Company has experienced an increase in its US customer base of ordering physicians from 1,400 in 2018 to 2,700 for 2019, a 56% increase.  The Company has 85 filed and 40 pending patents.  This growth reflects the trust and adoption of OVA1®plus coupled with real-time innovations such as the addition of germline genetic testing and ethnic disparity solutions. Portfolio expansion development includes: pelvic mass monitoring, endometriosis, and high-risk ovarian cancer screening for those genetically predisposed.

“Today marks a significant milestone for our company,” said Valerie Palmieri, President, and Chief Executive Officer of Aspira Women’s Health. “Our new company name captures the soul of our company’s mission and vision. With this name change, we are solidifying our commitment to solving big women’s health issues such as endometriosis and ovarian cancer detection for all ethnicities, stages, and ages. Through our data-driven approach, we aim to deliver solutions that help women “Aspire” to take control of their gynecologic health and “Empower” providers to deliver optimal care.”

As part of the name change, the company has a new stock ticker symbol (AWH) and a new CUSIP (04537Y109) and has relaunched its website as www.aspirawh.com, and rolled out a new company logo and associated icon pictorially connecting the dots for gynecologic women’s health.

The company has used the name, “Vermillion Inc.” for more than 13 years, during which it has been known for developing FDA cleared ovarian cancer risk assessment tests OVA1® and OVERA®. The name change will not affect the quality of products or services offered by the company.

The Company anticipates holding a conference call later this month to discuss the rebranding and expanded portfolio. Details of the call will follow on a later date.

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. (formerly known as Vermillion, Inc. Nasdaq: VRML) is transforming women’s health with the discovery, development, and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management and improve gynecologic health outcomes for women. OVA1®plus combines our FDA-cleared products OVA1® and OVERA® to detect the risk of ovarian malignancy in women with adnexal masses. ASPiRA GenetiXSM testing offers both targeted and a more comprehensive genetic testing options with a gynecologic focus.  Our focus is on delivering products that allow healthcare providers to stratify risk, facilitate early detection, and optimize treatment. Visit our website for more information about our products at www.aspirawh.com.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-430-7577

Arr@lifesciadvisors.com